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                     January 16, 2024

       Thomas Powers
       Chief Executive Officer
       Findit, Inc.
       5051 Peachtree Corners Circle, #200
       Peachtree Corners, GA 30092

                                                        Re: Findit, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed February 7,
2023
                                                            File No. 000-56345

       Dear Thomas Powers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Thomas C. Cook, Esq.